Exhibit 99.1

B2Digital Moves to Full-Size Arena for Explosive B2FS 133

in Birmingham on Saturday, August 28

After Hitting Capacity, Bill Harris Arena Chosen to Accommodate Growing B2FS Fan Base

TAMPA, FL, August 27, 2021 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce that the B2 Fighting Series (“B2FS”) will to return to Alabama this Saturday night for a fresh dose of hard-hitting MMA action at B2FS 133, Live from Bill Harris Arena in Birmingham.

What: B2 Fighting Series 133, Amateur and Professional LIVE MMA
Where: Bill Harris Arena, Birmingham, Alabama
When: Saturday, August 28. Doors open at 6pm ET. PPV Broadcast starts at 7pm ET.

VIP Tables at the arena have completely sold out. General Admission tickets will be sold at the door. Interested fans will also be able to stream it live on Pay-Per-View here, or enjoy it live over the B2 Fighting Series apps on Amazon Fire TV or Apple TV.

“The B2 Fighting Series is set to roll into Bill Harris Arena in Birmingham this Saturday night for sixteen fascinating pro and amateur matchups,” noted Brandon ‘Hardrock’ Higdon, B2’s Matchmaker. “The card will be headlined by a women’s pro title fight at 135 pounds, as Pittsburgh’s Brigid Chase takes on Alabama native Griffin Fisk. It will go down as the first time in Alabama MMA history that two female pro fighters squared off in a 5-round title bout. That’s one of 6 big pro fights on the card. There will also be 10 interesting matchups among aspiring amateurs looking to prove they have the goods to become a star fighter down the road. One thing is certain: This will be a night to remember in Birmingham!”

Saturday night will mark the first B2FS Live MMA event to be held at a full-size sports arena. Management decided the time had come to begin to upsize its venues after hitting capacity in recent events. This shift will ultimately allow the Company to sell more tickets.

“We are expecting over 1,000 people on Saturday night,” remarked Greg P. Bell, CEO of B2Digital. “Advanced ticket sales have been very strong, and strong walk-up sales on Saturday could set a new paid attendance record for the B2 Fighting Series. The bigger setting and the bright lights should bring the best out of our fighters, so we are expecting a tremendous night of exciting MMA. The event will help set the tone for a ton of great B2FS fight nights on the way over coming months. We plan to continue increasing the pace of our event schedule the rest of this year and into a very full schedule in 2022.”

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The ONE More Gym Official B2 Training Facilities Network. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 12 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The Fitness Facility segment operates primarily through the ONE More Gym Official B2 Training Facilities Network. The Company currently operates five ONE More Gym locations, with plans to continue to scale up this segment at a pace of 4-8 new locations per year. ONE More Gym locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

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For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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